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                                                                    EXHIBIT 99.2


Contact
Dennis E. Valentine
Chief Financial Officer
(619) 535-1706

http://www.jmar.com

FOR IMMEDIATE RELEASE

               JMAR ANNOUNCES WARRANT CONSENT SOLICITATION RESULTS

SAN DIEGO, California (June 12, 1998) - JMAR Technologies, Inc. (formerly JMAR Industries, Inc.) (NASDAQ NM: JMAR), a rapidly growing provider of precision micro-technology systems and products, today announced the results of its recent Warrant Consent Solicitation to amend its publicly traded Common Stock Purchase Warrants (JMARW).

The proposed amendments involved (i) an increase in the Warrant exercise price from $4.68 to $5.50 per share, (ii) an adjustment to the existing redemption provision to provide that the Company may redeem any unexercised Warrants for $0.05 per Warrant if the average closing price of the Company's Common Stock is $7.00 or more over a period of ten consecutive trading days and (iii) an extension of the expiration date of the Warrants to May 15, 2000. Prior to the consent solicitation, a total of 2,705,882 Common Stock Purchase Warrants were issued and outstanding. Holders of a total of 2,443,549 Warrants have consented to the proposed amendments and a total of 262,333 Warrants have expired due to either the receipt of a negative vote or the failure of the holders to respond to the Warrant Consent Solicitation by the deadline.

JMAR Technologies, Inc. develops, manufactures and markets precision measurement, process control and laser manufacturing systems, provides custom semiconductor products for the microelectronics industry and is a leading developer of advanced lithography sources for production of future higher performance semiconductors.

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